Exhibit 99.1

KFx ANNOUNCES SHIPMENT RELEASE TO INDUSTRIAL CUSTOMERS

DENVER, September 25, 2006 - KFx Inc. (Amex: KFX) today announced a train shipment of K-FuelTM Refined Coal will be released tomorrow for an industrial customer site in the Great Lakes region. A second train shipment is scheduled to load next week for additional industrial customers in that region.

“The request for K-FuelTM by customers continues to increase,” commented Mark Sexton, CEO. “Our goal is to get our K-FuelTM Refined Coal to as many customers as possible in the short term so they can see how well our product performs in their boilers. We’ve already had one industrial and two utility customers publicly commenting on the success of their K-FuelTM test burns. Contrary to misleading and inaccurate information spread by self-interested non-customers, we have received strong support from our customers for the enhanced value that our Refined Coal provides. We are seeing increased demand from existing and new industrial and utility customers for K-Fuel™ Refined Coal. These customers need a high energy product that provides the co-benefits of significant mercury removal and reductions in the emission of carbon dioxide, sulfur dioxide and nitrogen oxide. We have also instituted improved handling and shipping procedures based on early results, which are effective with this shipment and for future shipments.”

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of carbon dioxide, sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            KFx Inc., Denver, CO
Analyst Contact:
Karli Anderson, Director of Investor Relations
303-293-2992
###

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430